EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509
FOR IMMEDIATE RELEASE
MONDAY, MAY 5, 2008
Quarterly Overview:
•	Gross profit increased 112.0%

•	Operating income was $0.1 million versus an operating loss of $6.0 million a year ago

•	Loss before income taxes was $9.4 million, which included refinancing and restructuring expenses of $7.1 million

•	Inventories declined by 15.8% from a year ago

•	Unit volume sold declined by 10.6% while net sales remained relatively unchanged
Elgin, IL, May 5, 2008 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
(hereinafter “the Company”) today announced operating results for its fiscal 2008 third quarter. Net loss for the current quarter was $8.8 million, or $0.82 per share diluted, compared to a net loss of approximately $6.1 million, or $0.58 per share diluted, for the third quarter of fiscal 2007. The effective income tax rate for the current quarter declined to 6.5% of loss before income taxes from 35.0% for the third quarter of fiscal 2007, which resulted in a lower tax benefit in comparison to the tax benefit for last year’s third quarter. The decline in the effective income tax rate occurred because the majority of the tax benefit from the loss in the current quarter may only be applied to profits in future periods, to the extent there is taxable income, due to the full utilization of the Company’s net operating loss carry backs in prior periods. The net loss through the first three quarters of fiscal 2008 was $8.6 million, or $0.81 per share diluted, compared to a net loss of $9.4 million, or $0.89 per share diluted, for the first three quarters of fiscal 2007. The net loss for the current quarter and year to date periods included expenses of $6.7 million for the refinancing of the Company’s former financing facilities, which was completed in February, 2008, and $0.4 million associated with the Company’s restructuring initiatives.
Net sales decreased slightly to $106.7 million for the third quarter of fiscal 2008 from $107.0 million for the third quarter of fiscal 2007, a decrease of $0.3 million, or 0.3%. Sales volume, measured as pounds shipped, decreased by 10.6% for the same time period. Net sales, measured in dollars and sales volume, increased in the Company’s food service and contract packaging distribution channels and decreased in the Company’s industrial and export distribution channels. Net sales in the

Company’s consumer distribution channel increased in dollars but decreased in sales volume. The average net sales price per pound increased in all distribution channels. For the first three quarters of fiscal 2008, net sales decreased to $416.5 million from $418.5 million for the first three quarters of fiscal 2007. Total unit volume sold fell by 7.6% in the year to date comparison. The decrease in sales volume, for both the quarterly and thirty-nine week periods, is due primarily to (i) the reluctance of certain customers to accept price increases; (ii) lower almond sales as the Company no longer processes almonds purchased directly from growers; and (iii) certain infrequent business that occurred during the first thirty-nine weeks of fiscal 2007.
The gross profit margin, as a percentage of net sales, increased from 5.7% for the third quarter of fiscal 2007 to 12.0% for the current quarter. The current quarter’s gross profit included $1.4 million in start up costs related to new and moved equipment, equipment moving expenses and redundant manufacturing costs in the remaining facility in Elk Grove Village while last year’s third quarter included redundant manufacturing costs of $2.5 million. The current third quarter gross profit margin, as a percentage of net sales, increased in all distribution channels when compared to the gross profit margin for those channels for the third quarter of fiscal 2007. The increase in the gross profit margin in the quarterly comparison was driven mainly by higher selling prices and lower pecan acquisition costs. The current year to date gross profit margin increased from 7.5% for the first three quarters of fiscal 2007 to 11.5%. The current year to date gross profit included costs of approximately $11.8 million for start up costs for new and moved equipment, redundant manufacturing expenses and equipment moving expenses. Gross profit margins improved in all distribution channels and in sales of most major commodities in the year to date comparison.
Total selling and administrative expenses for the current quarter increased slightly to 11.6% of net sales from 11.3% of net sales for the third quarter of fiscal 2007. Total selling and administrative expenses for the current year to date period decreased to 9.7% of net sales from 10.1% of net sales for the same year to date period in fiscal 2007. Total selling and administrative expenses included consulting fees of $0.9 million for the current year to date period, which were related primarily to costs for the item rationalization and route migration initiatives.
Interest expense for the third quarter of fiscal 2008 decreased to $2.7 million from $2.9 million for the third quarter of fiscal 2007 mainly because of lower short-term interest rates in the new revolving credit facility and a reduction in total debt. Interest expense for the current year to date period was $8.0 million compared to $6.3 million for the first three quarters of fiscal 2007. Increased short-term debt levels and higher interest rates associated with the former bank credit facility led to the increase in interest expense in the year to date comparison.
At the end of the current quarter, letters of credit, attributable to obligations totaling $8.0 million, were still held by the Company’s former bank. Because of the refinancing and the resultant bank change, the Company was required to deposit $8.0 million in cash with this former lender as collateral for the letters of credit. These funds have been classified as restricted cash on the balance sheet at the end of the quarter. The Company currently anticipates that these letters of credit will be transferred to its new bank by the end of the current fiscal year, and these funds will be used to pay down the new revolving credit facility.
Inventories on hand at the end of the current third quarter declined by $26.6 million or 15.8% when compared to the value of inventories on hand at the end of the third quarter of fiscal 2007. Pounds of raw nut input stocks decreased by approximately 2.6 million pounds or 3.6% when compared to the quantity of raw nut input stocks on hand at the end of the third quarter of fiscal 2007. The weighted average cost per pound of raw nut input stocks decreased by 12.8% in the quarterly comparison mainly as a result of lower pecan acquisition costs.
“We have accomplished a great deal in the current quarter,” noted Jeffrey T. Sanfilippo, Chief Executive Officer. “We completed the relocation of our peanut butter line to our Bainbridge, Georgia facility, which was the most challenging and expensive production line to move. Our item rationalization and route migration initiatives have been implemented and are already delivering benefits. In February, we refinanced our previous bank credit facility and notes, which in the current quarter has resulted in lower interest expense and the elimination of fees associated with being in non-compliance with financial covenants,” Mr. Sanfilippo stated. “With these initiatives behind us, we were able to focus on improving manufacturing efficiency in our new facility in the wake of the start up of production lines through increased training, improved hiring practices, workforce stabilization and streamlined manufacturing practices. Though we have more work to do in this area, these measures have proved effective in their early stages as unfavorable labor and efficiency variances in the new facility declined by approximately 38% in the third quarter of fiscal 2008 as compared to those unfavorable variances in the previous quarter of fiscal 2008,” Mr. Sanfilippo added. “Finally, we implemented measures in procurement and production planning during the current quarter to reduce finished goods and packaging inventories, which led to a decrease of approximately 23% in the third quarter of fiscal 2008 as compared to the total value of those inventories on hand at the end of the third quarter of fiscal 2007. Some of the major commodities that we buy are volatile at the moment, especially cashews, and we anticipate that we will incur higher input costs for other commodities, energy and packaging materials for the next fiscal year. However, we believe that our pricing, productivity and item rationalization strategies should help position us to grow value added unit volume by continuing to build innovative nut programs for our key customers,” Mr. Sanfilippo concluded.
Certain of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. This forward-looking statement is based on the Company’s current expectations and involves risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company sustains losses, the ability of the Company to continue as a going concern; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if customers lose confidence in the safety of Company’s products or are harmed as a result of using its products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) sustained losses, which would have a material adverse effect on the Company; (ix) the ability of the Company to satisfy its customers’ supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and Bioterrorism Preparedness and Response Act; (xii) the Company’s ability to do business in emerging markets; (xiii) the Company’s ability to properly measure and maintain its inventory; (xiv) increases in general transportation costs and other economic conditions, including the weak dollar and rising commodity costs; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
-more-

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	(Unaudited)		(Unaudited)
		(As revised)(1)		(As revised)(1)
	March 27,	March 29,	March 27,	March 29,
	2008	2007	2008	2007
Net sales	$106,716	$107,009	$416,514	$418,456
Cost of sales	93,878	100,954	368,539	387,108

Gross profit	12,838	6,055	47,975	31,348

Selling expenses	7,835	8,131	26,332	30,202
Administrative expenses	4,511	3,956	14,177	11,917
Restructuring expenses	362	—	1,765	—
Gain related to real estate sales	—	—	—	(3,047)

Total operating expenses	12,708	12,087	42,274	39,072

Income (loss) from operations	130	(6,032)	5,701	(7,724)

Other (expense):
Interest expense	(2,662)	(2,861)	(8,039)	(6,315)
Debt extinguishment	(6,737)	—	(6,737)	—
Rental and miscellaneous income (expense), net	(89)	(530)	(37)	(626)

	(9,488)	(3,391)	(14,813)	(6,941)

Loss before income taxes	(9,358)	(9,423)	(9,112)	(14,665)
Income tax benefit	(608)	(3,299)	(490)	(5,231)

Net loss	$(8,750)	$(6,124)	$(8,622)	$(9,434)

Basic and diluted loss per share	$(0.82)	$(0.58)	$(0.81)	$(0.89)

Weighted average shares outstanding — basic and diluted	10,614,125	10,594,944	10,608,988	10,593,981

(1)	Statements for the quarter and thirty-nine weeks ended March 29, 2007 are revised to reflect an immaterial decrease in cost of sales and corresponding change in income tax benefit.

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

		(As revised)(1)	(As revised)(1)
	March 27,	June 28,	March 29,
	2008	2007	2007

ASSETS

CURRENT ASSETS:
Cash	$1,988	$2,359	$2,187
Restricted cash	7,954	—	—
Accounts receivable, net	35,200	36,544	33,393
Inventories	141,661	134,159	168,237
Income taxes receivable	108	6,531	4,703
Deferred income taxes	1,499	2,140	2,499
Prepaid expenses and other current assets	1,432	1,150	1,123
Asset held for sale	5,569	5,569	5,569

	195,411	188,452	217,711

PROPERTIES, NET	172,214	171,595	172,537
OTHER ASSETS	9,747	7,563	13,979

	$377,372	$367,610	$404,227

		(As revised)(1)	(As revised)(1)
	March 27,	June 28,	March 29,
	2008	2007	2007

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$87,038	$73,281	$80,987
Current maturities of long-term debt	11,872	54,970	58,544
Accounts payable	26,089	21,264	31,174
Book overdraft	10,994	5,015	10,076
Accrued expenses	22,115	18,122	17,675

	158,108	172,652	198,456

LONG-TERM LIABILITIES:
Long-term debt	53,481	19,783	20,267
Retirement plan	8,914	9,060	8,644
Deferred income taxes	1,499	2,606	5,475
Other	—	179	310

	63,894	31,628	34,696

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	100,705	100,335	100,219
Retained earnings	59,527	68,149	71,953
Accumulated other comprehensive loss	(3,765)	(4,057)	—
Treasury stock	(1,204)	(1,204)	(1,204)

	155,370	163,330	171,075

	$377,372	$367,610	$404,227

(1)	Statements for June 28, 2007 and March 29, 2007 are revised to reflect an immaterial reduction in accrued expenses and corresponding changes in income taxes receivable and retained earnings.